EXHIBIT 11-1

                DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                    Computation of Diluted Earnings Per Share
                    (In thousands, except per share amounts)


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

                                                       Three Months Ended                  Six Months Ended
                                                            June 30,                           March 31,
                                                     1999              1998             1999              1998
                                                  --------          --------          --------          --------
DLJ Common Stock

Weighted Average Common Shares:
    Average Common Shares Outstanding              125,409           117,236           124,625           116,110
    Average Restricted Stock Units Outstanding       1,104             2,087             1,272             2,880
    Average Common Shares Issuable Under
      Employee Benefit Plans                        13,887            11,338            13,416            10,805
                                                  --------          --------          --------          --------

Weighted Average Common Shares Outstanding         140,400           130,661           139,313           129,795
                                                  ========          ========          ========          ========

Earnings:
     Net Income                                   $165,650          $142,300          $287,300          $276,450
     Less: Preferred Stock Dividend Requirement      5,289             5,289            10,578            10,732
           Earnings Applicable to Common
             Shares-DLJdirect                           49              --                  49              --
                                                  --------          --------          --------          --------

Earnings Applicable to Common Shares              $160,312          $137,011          $276,673          $265,718
                                                  ========          ========          ========          ========


Diluted Earnings Per Common Share                 $   1.14          $   1.05          $   1.99          $   2.05
                                                  ========          ========          ========          ========

DLJdirect Common Stock

Weighted Average Common Shares:
     Average Common Shares Outstanding              18,400                             18,400
     Average Common Shares Issuable Under
      Employee Benefit Plans                         2,023                              2,023
                                                  --------                            --------

Weighted Average Common Shares Outstanding          20,423                              20,423
                                                  ========                            ========

Earnings:
     Net Income                                   $     49                            $     49
                                                  --------                            --------

Earnings Applicable to Common Shares              $     49                            $     49
                                                  ========                            ========

Diluted Earnings Per Common Share                 $   0.00                            $   0.00
                                                  ========                            ========


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